As filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 2 TO

FORM S–8

REGISTRATION STATEMENT NO. 333-161512

UNDER

THE SECURITIES ACT OF 1933

Einstein Noah Restaurant Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	13-369261
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(Address, including Zip Code, of Principal Executive Offices)

EINSTEIN NOAH RESTAURANT GROUP, INC. EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

(Full Title of the Plans)

Rhonda J. Parish, Esq.

Chief Legal Officer

Einstein Noah Restaurant Group, Inc.

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(303) 568–8000

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non–accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non–accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENTS

Einstein Noah Restaurant Group, Inc. (the “Company”) filed a Registration Statement on Form S-8, File No. 333-161512, with the Securities and Exchange Commission on August 24, 2009 (the “Original Form S-8”) and Post-Effective Amendment No. 1 to Form S-8 (“Amendment No. 1” and, together with the Original Form S-8, the “Form S-8”) on May 6, 2011. The Original Form S-8 registered 200,000 shares of the Company’s common stock, par value $0.001, under the Company’s Stock Option Plan for (Non-Employee) Independent Directors. Amendment No. 1 covered an indeterminate amount of plan interests to be offered or sold pursuant to the Company’s Equity Plan for Non-Employee Directors (formerly known as the Einstein Noah Group, Inc. Stock Option Plan for (Non-Employee) Independent Directors) (the “Plan”).

On November 5, 2014, pursuant to the Agreement and Plan of Merger, dated as of September 29, 2014 by and among the Company, JAB Beech Inc., a Delaware corporation (“Parent”) and Spruce Merger Sub Inc., a Delaware corporation and wholly–owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), the Company became a wholly–owned subsidiary of Parent, and all outstanding shares of common stock of the Company were converted into the right to receive $20.25 per share in cash. As a result of the Merger, the Company terminated any and all offerings of its securities pursuant to the Form S-8, and in accordance with undertakings made by the Company in the Form S-8, this Post–Effective Amendment is being filed for the sole purpose of terminating the Form S-8 and deregistering any unissued shares previously registered under the Form S-8 and issuable under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post–Effective Amendment to the Registration Statements on Form S–8 and has duly caused this Post–Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on November 6, 2014.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Rhonda J. Parish
Rhonda J. Parish
Chief Legal Officer

Pursuant to the requirements of the Securities Act, this Post–Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frank Paci	President and Chief Executive Officer	November 6, 2014
Frank Paci

/s/ John A. Coletta	Chief Financial Officer	November 6, 2014
John A. Coletta

/s/ Robert E. Gowdy, Jr. Robert E. Gowdy, Jr.	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 6, 2014

/s/ David Bell	Director	November 6, 2014
David Bell

/s/ Joachim Creus	Director	November 6, 2014
Joachim Creus

/s/ Markus Hopmann	Director	November 6, 2014
Markus Hopmann